UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2009

PHC, Inc.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts

(State of Incorporation or Organization)

1-33323	04-2601571
(Commission File Number)	(I.R.S. Employer
Identification No.)

200 Lake Street, Suite 102, Peabody, Massachusetts	01960
(Address of Principal Executive Offices)	(Zip Code)

 Registrant's telephone number, including area code: (978) 536-2777

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01 Entry into a Material Definitive Agreement

On January 12, 2009, PHC, Inc. (the “Company”) entered into a definitive asset purchase agreement (the “Agreement”) to sell the assets of its research division, Pivotal Research Centers, Inc. (“Pivotal”), a Delaware corporation, to Premier Research International, LLC (“Premier”) a Delaware limited liability company. The other parties to the Agreement included Premier Research Arizona, LLC, a Delaware limited liability company and wholly-owned subsidiary of Premier, and Pivotal Research Centers, LLC, an Arizona limited liability company.

Under the terms of the agreement Premier will pay the Company $3,000,000 in cash at the closing in exchange for all the assets of Pivotal, except for certain excluded assets, and Premier will assume a minimal amount of operating liabilities. In addition to the above, additional payments of up to $2,000,000 will be paid contingent on specific earnings targets being met in the twelve calendar months following the closing. The parties anticipate closing by February 28, 2009, contingent upon the completion of final documentation and other typical conditions as provided in the Agreement, as well as Premier’s financing and credit arrangements and obtaining the consent of CapitalSource, Inc., as lender to the Company. Premier Research Group, Ltd, a limited company organized under the laws of England and Wales and parent of Premier, has guaranteed all of Premier’s obligations under the Agreement. The Company will also incur a broker fee of approximately $150,000 as part of the transaction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHC, INC.

Date: January 16, 2009	By: /s/ Bruce A. Shear Bruce A. Shear President